CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the incorporation in this Form 10KSB Registration Statement of my Audit Report of China Energy Corporation dated February 14, 2007 for the period ended November 30, 2006, and to all references to my Firm included in this registration statement.

/s/ Robert G. Jeffrey _______________________ Robert G. Jeffrey Wayne, New Jersey 07470 March 14, 2007